SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

____________________

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): October 19, 2005

NYFIX, INC.
(Exact name of registrant as specified in its charter)

Delaware	0-21324	06-1344888
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

333 Ludlow Street, Stamford, Connecticut 06902
(Address of principal executive offices)

Registrant's telephone number, including area code: 203-425-8000

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02. Results of Operations and Financial Condition.

On October 19, 2005, NYFIX, Inc. (the “Company”) announced that it will restate financial results. The text of the press release issued by the Company is furnished as Exhibit 99.1 and is incorporated herein by reference.

Item 4.02. Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review.

On October 19, 2005, NYFIX, Inc. announced that it will restate financial results. The text of the press release issued by the Company is furnished as Exhibit 99.1 and is incorporated herein by reference.

On August 9, 2005, NYFIX announced that it would delay the filing of its Second Quarter 2005 Quarterly Report on Form 10-Q for the quarter ended June 30, 2005. The delay was a result of the Company's review of information relating to its stock option grants previously restated in the financial statements, filed on June 30, 2005. The Company, as directed by its Audit Committee, has recently completed its review of the accounting for stock options and believes that non-cash compensation expense, primarily in the years 1999 to 2004, was understated by approximately $2 million. These results have not yet been reviewed by the Company’s independent registered public accounting firm.

The Company expects to restate its audited financial statement for the years ended December 31, 2004, 2003 and 2002 included in its 2004 Annual Report on Form 10-K and expects to restate its unaudited results for the three months ended March 31, 2005, included in its First Quarter 2005 Quarterly Report on Form 10-Q. Inasmuch as the adjustments relate to non-cash items, the resulting restatement will have no effect on the Company's current cash position or cash flows from operations.

The Company believes that the aforementioned restatement will constitute a material weakness under Section 404 of the Sarbanes-Oxley Act of 2002.

Item 9.01.	Financial Statements and Exhibits.
(c) Exhibits
Exhibit No.	Exhibits

99.1	Press release of NYFIX, Inc. dated October 19, 2005.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NYFIX, INC.

By:	/s/ Brian Bellardo
Brian Bellardo
Secretary

October 20, 2005